Exhibit 99.1

FOR IMMEDIATE RELEASE

November 8, 2007

THE WALT DISNEY COMPANY REPORTS RECORD EARNINGS FOR FISCAL

YEAR 2007

•	EPS for the year was $2.25 compared to $1.64 in the prior year. Net income increased from $3.4 billion in fiscal 2006 to $4.7 billion in fiscal 2007

•

EPS for the year included a net benefit of $0.33 from certain items detailed below including gains on the sales of E! Entertainment and Us Weekly. The prior-year EPS benefited by $0.09 from certain items detailed below

•	EPS excluding these items was $1.92, up 24% from $1.55 in the prior year

•	Segment operating income for the year increased by 23% led by strong growth at Media Networks and Studio Entertainment

•	EPS for the quarter was $0.44 versus $0.36 in the prior-year quarter. The current-year quarter included a $0.02 benefit related to prior-year income tax matters

BURBANK, Calif.—The Walt Disney Company today reported earnings for the fiscal year and fourth quarter ended September 29, 2007. Diluted earnings per share (EPS) for the year increased to $2.25, compared to $1.64 in the prior year. For the quarter, EPS increased to $0.44 compared to $0.36 in the prior-year quarter.

“We’ve delivered another year of outstanding financial results, powered by across-the-board creative strength,” said Robert A. Iger, president and chief executive officer. “We believe our strong brands, combined with high-quality creative content and our ability to promote and distribute that content across multiple businesses and platforms, gives us a unique ability to continue delivering growth and value to our shareholders.”

Results for the year included gains from the sales of E! Entertainment and Us Weekly, favorable adjustments related to prior-year income tax matters, and income from the discontinued operations of the ABC Radio business, partially offset by an equity-based compensation plan modification charge. Collectively, these items resulted in a net benefit of $0.33. The prior year benefited by $0.09 from certain items, which are detailed in the EPS Reconciliation table below. Excluding these items, EPS for the year increased 24% to $1.92 from $1.55 driven by growth at the Media Networks, Studio Entertainment and Parks and Resorts segments.

EPS for the quarter also benefited by $0.02 per share from adjustments related to prior-year income tax matters. Excluding this benefit, EPS increased 17% to $0.42 from $0.36 in the prior-year quarter driven by growth at Media Networks.

The following table summarizes the full year and fourth quarter results for fiscal 2007 and 2006 (in millions, except per share amounts):

	Year Ended		Change	Quarter Ended		Change
	Sept. 29, 2007	Sept. 30, 2006		Sept. 29, 2007	Sept. 30, 2006
Revenues	$35,510	$33,747	5%	$8,930	$8,652	3%
Segment operating income (1)	$7,827	$6,361	23%	$1,818	$1,599	14%
Income from continuing operations	$4,674	$3,304	41%	$883	$772	14%
Diluted EPS from continuing operations	$2.24	$1.60	40%	$0.44	$0.36	22%
Diluted EPS	$2.25	$1.64	37%	$0.44	$0.36	22%
Cash provided by continuing operating activities	$5,398	$5,960	(9)%	$1,573	$2,385	(34)%
Free cash flow (1)	$3,832	$4,668	(18)%	$993	$1,860	(47)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2007 and 2006 (in millions). Operating results of the ABC Radio business are reported as discontinued operations for the current and prior-year periods and therefore have been excluded from these segment results.

	Year Ended		Change	Quarter Ended		Change
	Sept. 29, 2007	Sept. 30, 2006		Sept. 29, 2007	Sept. 30, 2006
Revenues:
Media Networks	$15,046	$14,100	7%	$4,020	$3,541	14%
Parks and Resorts	10,626	9,925	7%	2,787	2,542	10%
Studio Entertainment	7,491	7,529	(1)%	1,533	2,005	(24)%
Consumer Products	2,347	2,193	7%	590	564	5%

	$35,510	$33,747	5%	$8,930	$8,652	3%

Segment operating income:
Media Networks	$4,285	$3,480	23%	$1,065	$850	25%
Parks and Resorts	1,710	1,534	11%	430	396	9%
Studio Entertainment	1,201	729	65%	170	214	(21)%
Consumer Products	631	618	2%	153	139	10%

	$7,827	$6,361	23%	$1,818	$1,599	14%

Media Networks

Media Networks revenues for the year increased 7% to $15.0 billion and segment operating income increased 23% to $4.3 billion. For the quarter, revenues increased 14% to $4.0 billion and segment operating income increased 25% to $1.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended		Change	Quarter Ended		Change
	Sept. 29, 2007	Sept. 30, 2006		Sept. 29, 2007	Sept. 30, 2006
Revenues (1):
Cable Networks	$9,167	$8,159	12%	$2,795	$2,245	24%
Broadcasting	5,879	5,941	(1)%	1,225	1,296	(5)%

	$15,046	$14,100	7%	$4,020	$3,541	14%

Segment operating income (1):
Cable Networks	$3,582	$3,005	19%	$1,095	$840	30%
Broadcasting	703	475	48%	(30)	10	nm

	$4,285	$3,480	23%	$1,065	$850	25%

(1)	Operating results of the ESPN Radio and Radio Disney network and stations businesses are now included within Cable Networks in the Media Networks segment for the current and prior periods. Previously, the Company’s radio businesses were included within Broadcasting in the Media Networks segment.

Cable Networks

Operating income at Cable Networks increased $577 million to $3.6 billion for the year driven by increases at ESPN, the international Disney Channels and the domestic Disney-ABC Cable Networks. The growth at ESPN was primarily due to higher affiliate revenues, driven by contractual rate increases and subscriber growth, and higher advertising revenues. Higher advertising revenues reflected the addition of NASCAR programming in the current year. Operating income at ESPN also benefited from lower costs associated with mobile phone operations, which have transitioned to a licensing model. The increases at ESPN were partially offset by higher programming and production costs driven by the addition of NASCAR. Growth at the international Disney Channels was primarily due to increased affiliate revenue from subscriber growth and proceeds from the settlement of a claim with a distributor. The increase at the domestic Disney-ABC Cable Networks was due to higher affiliate revenues reflecting subscriber growth and rate increases, higher DVD unit sales driven by High School Musical and increased advertising revenues, partially offset by higher programming costs.

For the quarter, operating income at Cable Networks increased $255 million to $1.1 billion primarily due to growth at ESPN and, to a lesser extent, the international Disney Channels. The growth at ESPN was driven by higher affiliate and advertising revenues, partially offset by higher programming and production costs. Higher affiliate revenues were due to increased recognition of previously deferred revenues related to annual programming commitments, higher contractual rates and subscriber growth. During the quarter, ESPN recognized $359 million of previously deferred revenues compared to $171 million in the prior-year quarter. Higher advertising revenues and increased programming costs reflected the addition of NASCAR programming in the current year. Growth at the international Disney Channels was primarily due to the settlement of the distributor claim and higher affiliate revenues driven by subscriber growth.

Broadcasting

Operating income at Broadcasting increased $228 million to $703 million for the year primarily due to strong sales of ABC Studios productions as well as fewer hours of sports programming and higher primetime advertising revenue at the ABC Television Network. Sales of ABC Studios productions reflected higher international and DVD sales led by Desperate Housewives, Grey’s Anatomy and Lost. The decrease in sports programming reflected the absence of Monday Night Football, the Super Bowl and three College Bowl games. Increased primetime advertising revenues were due to higher advertising rates and sold inventory, partially offset by the impact of lower ratings. These improvements were partially offset by increased costs of the Disney-branded mobile phone service including costs associated with its shutdown in the fourth quarter.

For the quarter, operating income at Broadcasting decreased $40 million to a loss of $30 million. The decline was primarily due to a decrease in domestic syndication due to the prior-year sales of According to Jim and Scrubs and higher costs at the Internet Group, including costs associated with the shutdown of the Disney-branded mobile phone service.

Parks and Resorts

Parks and Resorts revenues for the year increased 7% to $10.6 billion and segment operating income increased 11% to $1.7 billion. For the quarter, revenues increased 10% to $2.8 billion and segment operating income increased 9% to $430 million. Operating income growth for both the year and quarter was due to increases at Walt Disney World, Disneyland Resort Paris and Disneyland Resort, partially offset by lower performance at Hong Kong Disneyland Resort.

Domestic Resorts

For the year, operating income growth at Walt Disney World was due to increased guest spending and theme park attendance, partially offset by higher operating costs. Increased guest spending was due to increased food, beverage and merchandise spending, higher average ticket prices and higher average daily room rates. Higher operating costs were driven by volume-related costs, labor cost inflation and new guest offerings, partially offset by lower pension and postretirement medical expense. Operating income growth at Disneyland Resort was due to increased guest spending primarily due to higher average ticket prices.

For the quarter, operating income growth at Walt Disney World was driven by increased theme park attendance and higher guest spending, partially offset by higher operating costs. Higher guest spending was primarily due to increased food, beverage and merchandise spending. The increase in operating costs was driven by volume-related costs, new guest offerings and labor cost inflation, partially offset by lower pension and postretirement medical expense. At Disneyland Resort, operating income growth was due to increased guest spending primarily due to higher average ticket prices.

International Resorts

Operating income growth at Disneyland Resort Paris for both the year and the quarter was driven by higher theme park attendance, increased guest spending due to higher average daily room rates and increased hotel occupancy. This growth was partially offset by higher operating costs, driven by volume-related expenses and labor cost inflation. Lower performance at Hong Kong Disneyland Resort for both the year and the quarter was driven by lower theme park attendance.

Studio Entertainment

Studio Entertainment segment operating income for the year increased 65% to $1.2 billion while revenues were essentially flat at $7.5 billion. For the quarter, segment operating income decreased 21% to $170 million and revenues decreased 24% to $1.5 billion.

For the year, higher operating income reflected the strong performance of current year titles including Disney/Pixar’s Cars, Pirates of the Caribbean: Dead Man’s Chest, and the Little Mermaid Platinum Release in domestic home entertainment, compared to The Chronicles of Narnia: The Lion, The Witch and The Wardrobe and the Cinderella Platinum Release in the prior year. Revenues were essentially flat as the increase in domestic home entertainment revenues as well as revenue gains from the strong performance of the Hannah Montana and High School Musical soundtracks in the Disney music business were largely offset by lower revenues at worldwide theatrical distribution due to the strong performance of Pirates of the Caribbean: Dead Man’s Chest in the prior year.

For the quarter, lower operating income was primarily due to a decrease in worldwide theatrical distribution reflecting the strong performance of Pirates of the Caribbean: Dead Man’s Chest in the prior-year quarter, partially offset by lower film cost write-downs and improvements in the Disney music business driven by the strong performance of Hannah Montana and High School Musical.

Consumer Products

Consumer Products revenues for the year increased 7% to $2.3 billion, and segment operating income increased 2% to $631 million. For the quarter, revenues increased 5% to $590 million, and segment operating income increased 10% to $153 million.

The increase in segment operating income for the year was primarily due to growth at Merchandise Licensing, partially offset by higher video game development costs at Disney Interactive Studios. Growth at Merchandise Licensing was primarily due to higher earned royalties across multiple product categories, led by Cars merchandise.

For the quarter, the increase in segment operating income was primarily due to growth at Merchandise Licensing due to higher earned royalties across multiple product categories, led by High School Musical and Cars merchandise.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Interest expense	$(746)	$(706)	$(208)	$(180)
Interest and investment income	153	114	45	29

Net interest expense	$(593)	$(592)	$(163)	$(151)

The increase in interest expense for the year was primarily due to higher effective interest rates at Hong Kong Disneyland. For the quarter, the increase in interest expense was driven by higher average debt balances.

Interest and investment income for the year and the quarter increased primarily due to higher average cash balances.

Income Taxes

The effective income tax rate was as follows:

	Year Ended		Quarter Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Effective Income Tax Rate	37.2%	34.5%	34.6%	33.4%

The higher effective tax rate for the year and the quarter reflected a reduction in the tax benefits realized from an exclusion of certain foreign source income and higher effective state tax rates. For the current year quarter, these increases were partially offset by favorable adjustments related to prior-year income tax matters.

The exclusion of certain foreign source income was repealed on a phase-out basis as part of the American Jobs Creation Act of 2004. No exclusion is available for transactions originating after the first quarter of fiscal 2007.

Minority Interests

Minority interest expense decreased from $183 million to $177 million for the year and increased from $82 million to $100 million for the quarter. Minority interest expense for the year reflected the impact of increased losses at Hong Kong Disneyland, partially offset by the impacts of increased profits at ESPN and decreased losses at Disneyland Resort Paris. The increase for the quarter was due to the impact of increased profits at ESPN, partially offset by the impact of increased losses at Hong Kong Disneyland. The minority interest impact is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by continuing operating activities and free cash flow were as follows (in millions):

	Year Ended		Change
	Sept. 29, 2007	Sept. 30, 2006
Cash provided by continuing operating activities	$5,398	$5,960	$(562)
Investments in parks, resorts and other property	(1,566)	(1,292)	(274)

Free cash flow (1)	$3,832	$4,668	$(836)

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The Company generated $3.8 billion in free cash flow during fiscal 2007 compared to $4.7 billion in the prior year, reflecting a decrease of $0.6 billion in cash provided by operations and an increase of $0.3 billion in capital expenditures.

Cash provided by continuing operations decreased as higher operating performance at Media Networks, Studio Entertainment and Parks and Resorts was more than offset by higher income tax payments, including taxes paid on the E! Entertainment and Us Weekly gains, and timing of film and television spending and accounts receivable collections.

The increase in capital expenditures was driven by an increase at Parks and Resorts primarily due to a deposit on the construction of two new cruise ships and new rides and attractions at Disneyland Resort including the Finding Nemo Submarine Voyage.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property from continuing operations by segment were as follows (in millions):

	Year Ended
	Sept. 29, 2007	Sept. 30, 2006
Media Networks	$265	$220
Parks and Resorts:
Domestic	816	667
International	256	248

Total Parks and Resorts	1,072	915

Studio Entertainment	85	41
Consumer Products	36	16
Corporate	108	100

Total investments in parks, resorts and other property from continuing operations	$1,566	$1,292

Depreciation expense from continuing operations by segment is as follows (in millions):

	Year Ended
	Sept. 29, 2007	Sept. 30, 2006
Media Networks
Cable Networks	$89	$86
Broadcasting	95	93

Total Media Networks	184	179

Parks and Resorts
Domestic	790	780
International	304	279

Total Parks and Resorts	1,094	1,059

Studio Entertainment	31	30
Consumer Products	18	23
Corporate	132	126

Total depreciation expense from continuing operations	$1,459	$1,417

Share Repurchases

During the year ended September 29, 2007, the Company repurchased 202 million shares for $6.9 billion, of which 51 million shares were purchased for $1.7 billion in the fourth quarter. As of September 29, 2007 the Company had authorization in place to repurchase 323 million additional shares.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Sept. 29, 2007	Sept. 30, 2006	Change
Current portion of borrowings	$3,280	$2,682	$598
Long-term borrowings	11,892	10,843	1,049

Total borrowings	15,172	13,525	1,647
Less: cash and cash equivalents	(3,670)	(2,411)	(1,259)

Net borrowings (1)	$11,502	$11,114	$388

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,583 million and $3,242 million attributable to Euro Disney and Hong Kong Disneyland as of September 29, 2007 and September 30, 2006, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $604 million and $599 million as of September 29, 2007 and September 30, 2006, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items—The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant dispositions and acquisitions. During the current year, these items included gains on sales of equity investments in E! Entertainment and Us Weekly, favorable adjustments related to prior-year income tax matters, the income or loss from the discontinued ABC Radio business and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. In the prior year, these items included the income from the discontinued ABC Radio business, gains on sales of a Spanish cable equity investment and Discover Magazine, favorable adjustments related to prior-year income tax matters and a net gain associated with the completion of the Pixar acquisition. The Company believes that earnings per share exclusive of these impacts is useful to investors, particularly where the impact of those items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

EPS Reconciliation

	Year Ended		Change	Quarter Ended		Change
	Sept. 29, 2007	Sept. 30, 2006		Sept. 29, 2007	Sept. 30, 2006
Diluted EPS	$2.25	$1.64	37%	$0.44	$0.36	22%
Exclude:
Discontinued operations	(0.01)	(0.03)	nm	—	—	nm
Gains on sales of equity investments and business (1)	(0.31)	(0.02)	nm	—	—	nm
Equity-based compensation plan modification charge	0.01	—	nm	—	—	nm
Non-taxable gain on deemed termination of Pixar distribution agreement	—	(0.02)	nm	—	—	nm
Favorable adjustments related to prior-year income tax matters	(0.03)	(0.02)	50%	(0.02)	—	nm
Impairment of Pixar related sequel projects	—	0.01	nm	—	—	nm

Diluted EPS excluding certain items (2)	$1.92	$1.55	24%	$0.42	$0.36	17%

(1)	The fiscal 2007 amount includes gains on the sales of our investments in E! Entertainment and Us Weekly. The fiscal 2006 amount includes gains on sales of a Spanish cable equity investment and Discover Magazine
(2)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding

Net borrowings—The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow—The Company uses free cash flow (cash provided by continuing operating activities less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income—The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Segment operating income	$7,827	$6,361	$1,818	$1,599
Corporate and unallocated shared expenses	(497)	(522)	(145)	(163)
Amortization of intangible assets	(16)	(11)	(6)	(3)
Equity-based compensation plan modification charge	(48)	—	—	—
Gains on sales of equity investments and business	1,052	70	—	—
Restructuring and impairment (charges) and other credits, net	—	18	—	—
Net interest expense	(593)	(592)	(163)	(151)

Income from continuing operations before income taxes and minority interests	7,725	5,324	1,504	1,282
Income taxes	(2,874)	(1,837)	(521)	(428)
Minority interests	(177)	(183)	(100)	(82)

Income from continuing operations	4,674	3,304	883	772
Income (loss) from discontinued operations, net of tax	13	70	(6)	10

Net income	$4,687	$3,374	$877	$782

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 8, 2007, at 1:30 PM PST/4:30 PM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 22, 2007 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;
•	health concerns;
•	international, political, or military developments;
•	technological developments; and
•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;
•	the advertising market for broadcast and cable television programming;
•	expenses of providing medical and pension benefits;
•	demand for our products; and
•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and in subsequent reports on Form 10-Q under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Year Ended		Quarter Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Revenues	$35,510	$33,747	$8,930	$8,652
Costs and expenses	(28,729)	(28,392)	(7,359)	(7,337)
Gains on sales of equity investments and business	1,052	70	—	—
Restructuring and impairment (charges) and other credits, net	—	18	—	—
Net interest expense	(593)	(592)	(163)	(151)
Equity in the income of investees	485	473	96	118

Income from continuing operations before income taxes and minority interests	7,725	5,324	1,504	1,282
Income taxes	(2,874)	(1,837)	(521)	(428)
Minority interests	(177)	(183)	(100)	(82)

Income from continuing operations	4,674	3,304	883	772
Income (loss) from discontinued operations, net of tax	13	70	(6)	10

Net income	$4,687	$3,374	$877	$782

Diluted Earnings per share:
Earnings per share, continuing operations (1)	$2.24	$1.60	$0.44	$0.36
Earnings per share, discontinued operations	0.01	0.03	—	—

Earnings per share (1) (2)	$2.25	$1.64	$0.44	$0.36

Basic Earnings per share:
Earnings per share, continuing operations	$2.33	$1.65	$0.46	$0.37
Earnings per share, discontinued operations	0.01	0.03	—	—

Earnings per share (2)	$2.34	$1.68	$0.45	$0.38

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,092	2,076	2,023	2,168

Basic	2,004	2,005	1,936	2,085

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes and adds back interest expense (net of tax) of $21 million and $5 million for the year and quarter ended September 29, 2007, respectively, and $21 million and $5 million for the year and quarter ended September 30, 2006, respectively.
(2)	Earnings per share may not equal the sum of the column due to rounding.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	Sept. 29, 2007	Sept. 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$3,670	$2,411
Receivables	5,032	4,707
Inventories	641	694
Television costs	559	415
Deferred income taxes	862	592
Other current assets	550	743

Total current assets	11,314	9,562
Film and television costs	5,123	5,235
Investments	995	1,315
Parks, resorts and other property, at cost
Attractions, buildings and equipment	30,260	28,843
Accumulated depreciation	(15,145)	(13,781)

	15,115	15,062
Projects in progress	1,147	913
Land	1,171	1,192

	17,433	17,167
Intangible assets, net	2,494	2,907
Goodwill	22,085	22,505
Other assets	1,484	1,307

	$60,928	$59,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,949	$5,917
Current portion of borrowings	3,280	2,682
Unearned royalties and other advances	2,162	1,611

Total current liabilities	11,391	10,210
Borrowings	11,892	10,843
Deferred income taxes	2,573	2,651
Other long-term liabilities	3,024	3,131
Minority interests	1,295	1,343
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized—100 million shares, Issued—none	—	—
Common stock, $.01 par value
Authorized—3.6 billion shares, Issued—2.6 billion shares at September 29, 2007 and 2.5 billion shares at September 30, 2006	24,207	22,377
Retained earnings	24,805	20,630
Accumulated other comprehensive loss	(157)	(8)

	48,855	42,999
Treasury stock, at cost, 637.8 million shares at September 29, 2007 and 436.0 million shares at September 30, 2006	(18,102)	(11,179)

	30,753	31,820

	$60,928	$59,998

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Year Ended
	Sept. 29, 2007	Sept. 30, 2006
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$4,687	$3,374
Income from discontinued operations	(13)	(70)
Depreciation and amortization	1,491	1,437
Gains on sales of equity investments and business	(1,052)	(70)
Deferred income taxes	(260)	(139)
Equity in the income of investees	(485)	(473)
Cash distributions received from equity investees	420	458
Minority interests	177	183
Net change in film and television costs	115	860
Equity-based compensation	406	373
Other	(52)	(54)
Changes in operating assets and liabilities:
Receivables	(355)	(85)
Inventories	52	(63)
Other assets	9	(55)
Accounts payable and other accrued liabilities	77	304
Income taxes	181	(20)

Cash provided by continuing operating activities	5,398	5,960

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(1,566)	(1,292)
Sales of investments	5	1,073
Proceeds from sales of equity investments and business	1,530	81
Acquisitions	(588)	(55)
Proceeds from sales of fixed assets and other	1	(27)

Cash used by continuing investing activities	(618)	(220)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper borrowings, net	1,847	85
Borrowings	3,143	2,806
Reduction of borrowings	(2,294)	(1,950)
Dividends	(637)	(519)
Repurchases of common stock	(6,923)	(6,898)
Equity partner contribution	—	51
Exercise of stock options and other	1,245	1,259

Cash used by continuing financing activities	(3,619)	(5,166)

CASH FLOWS OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	23	98
Net cash used in investing activities of discontinued operations	(3)	(7)
Net cash provided by financing activities of discontinued operations	78	23

Increase in cash and cash equivalents	1,259	688
Cash and cash equivalents, beginning of year	2,411	1,723

Cash and cash equivalents, end of year	$3,670	$2,411